EXHIBIT 23.2




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                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
The Profit Recovery Group International, Inc.:


We consent to incorporation by reference in this registration statement on Form S-3 of The Profit Recovery Group International, Inc. of our report dated January 24, 1997, except for the final paragraph of Note 8, as to which the date is February 11, 1997, relating to the consolidated balance sheets of The Profit Recovery Group International, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of The Profit Recovery Group International, Inc.



                                     KPMG Peat Marwick LLP


                                     KPMG Peat Marwick LLP


Atlanta, Georgia
July 21, 1997